At RFMD®
Doug DeLieto	Dean Priddy	Jerry Neal
VP, Investor Relations	CFO	Executive Vice President
336-678-7968	336-678-7975	336-678-7001

FOR IMMEDIATE RELEASE

April 6, 2009

RF MICRO DEVICES® PROVIDES UPDATED FINANCIAL INFORMATION

RFMD® Continued To Generate Strong Cash Flow In March 2009 Quarter

Company Anticipates Increased Factory Utilization Rates In June 2009 Quarter

And Financial Leverage With Improving Global Demand Environment

GREENSBORO, N.C., April 6, 2009 -- RF Micro Devices, Inc. (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance semiconductor components, today provided updated information about its financial performance in the recently completed March 2009 quarter and its expectations for the June 2009 quarter and 2010 fiscal year.

RFMD increased its cash, cash equivalent and short-term investments balance by approximately $28 million in the March 2009 quarter to approximately $266 million and retired approximately $22 million of its outstanding convertible notes. The Company reiterates its forecast for free cash flow of approximately $80 million - $120 million in the Company’s 2010 fiscal year, which began March 29, 2009. See below for a reconciliation of free cash flow to net cash provided by operating activities.

RFMD achieved March 2009 quarterly revenue in-line with historical seasonal declines in the handset industry. During most of the March 2009 quarter, RFMD’s factory utilization rates were managed down as RFMD focused on reducing inventory and generating cash. Order activity improved as the quarter progressed and, as a result, factory utilization rates at quarter-end were at significantly higher levels than when the quarter began. RFMD currently expects factory utilization rates in the June 2009 quarter will be close to historical averages due to improving demand and previously announced capacity reductions.

RFMD has responded proactively to the realities of the global recession, and the Company’s cost cutting initiatives and expense reductions remain on track. RFMD has significantly lowered its breakeven points for cash generation and operating income, and the Company expects significant financial leverage as global demand increases.

RFMD will provide more detailed information about its March 2009 quarterly financial results in its quarterly earnings press release and its corresponding quarterly earnings conference call on April 28, 2009.

RECONCILIATION TABLE
 ($ in millions)

Free Cash Flow Guidance, Fiscal Year 2010

	Estimated Range for Fiscal Year Ending April 3, 2010

Net cash provided by operating activities	$90	$140
Purchases of property and equipment	(10)	(20)
Free cash flow	$80	$120

About RFMD

RF Micro Devices, Inc. (Nasdaq GS: RFMD) is a global leader in the design and manufacture of high-performance semiconductor components. RFMD's products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets. RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world's leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the impact of global macroeconomic and credit conditions on our business, the rate of growth and development of wireless markets, risks associated with our planned exit from our wireless systems business, including cellular transceivers and GPS solutions, the risk that restructuring charges may be greater than originally anticipated and that the cost savings and other benefits from the restructuring may not be achieved, the risk that the actual amount and impact of the non-cash impairment charges may vary from estimates, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES(R) and RFMD(R) are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.